Exhibit 10.2

Bruker Corporation

40 Manning Road

Billerica, Massachusetts 01821-3915

March 8, 2018

Mr. Gerald Herman

Vice President, Corporate Finance & Principal Accounting Officer

c/o Bruker Corporation

40 Manning Road

Billerica, Massachusetts 01821

Dear Gerald:

I am writing to confirm my updated offer to you to become Bruker’s Interim Chief Financial Officer after Tony’s departure, subject to confirmation by the Board and by the Compensation Committee.

Bruker plans to appoint you as our Interim CFO as of the end of the business day on Friday, March 16th, 2018. At that time, you also would become a Named Executive Officer of the Corporation, and join my Executive Leadership Team (ELT).

At that time, all of Tony’s prior direct reports would report to you, except that Miroslava will again report to me in her function as Head of IR, with dotted line to the Interim CFO. I will also increasingly give her business development tasks going forward. The Corporate HR group will continue to report to me, as before.

We will need to discuss, after your acceptance of this offer, how to distribute your present tasks, or to backfill your present role, except that you would also continue as our PAO, a position for which you were just appointed. I believe we have a few weeks to get this right, and it does not have to be all decided on March 19th. Better right than fast!

Here is what I am proposing regarding your interim CFO compensation increase, and for your continuation bonus earned by March 2019, for the reasons that I explained this morning:

A.       For so long as you serve as the Interim Chief Financial Officer, you shall receive an additional $6,000 in pre-tax cash compensation each month of your service as Interim Chief Financial Officer, as a temporary salary increase, including a pro-rated amount of $3,000 pre-tax for March 2018.

B.       So long as you remain with Bruker full time until March 31, 2019, act as the Interim Chief Financial Officer until a permanent Chief Financial Officer has been appointed, and there is a technically satisfactory 10-K filing for Bruker for fiscal year 2018 by the normal filing deadline in early 2019, you will have earned a continuation cash bonus on a pre-tax basis. Such bonus will be in addition to all of your other regularly scheduled compensation and other incentive compensation, and will be due and payable in early April 2019, as long as such requirements are met. This is a continuation bonus, not a retention bonus, as I want to encourage you to stay with Bruker on a long-term basis.

a.              If you end up being selected as our permanent CFO, then this continuation bonus shall be $100,000.00 (one hundred thousand dollars).

b.              If Bruker selects another external candidate as permanent CFO, then this continuation or retention bonus will be $150,000.00 (one hundred fifty thousand dollars).

If the foregoing is acceptable to you, kindly execute the enclosed copy of this offer letter in the space set forth below and return it to me and Rich Stein, so that Rich can then ask for Board and Compensation Committee approval.

We will also need to plan a press release, 8-K and internal announcement, which obviously could well all occur well before March 16th.

Sincerely,

/s/ Frank H. Laukien
Frank H. Laukien
President & Chief Executive Officer

Accepted and agreed, subject to Board and Comp Comm confirmation:

/s/ Gerald Herman	3-9-18
Gerald Herman	Date